QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 6, 2014 (except for the last paragraph of Note 1, as to which the date is February X, 2015) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-201433) and related Prospectus of Invitae Corporation for the registration of shares of its common stock.

Ernst & Young LLP
Redwood City, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split described in the last paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP
Redwood City, California
January 29, 2015

QuickLinks

Consent of Independent Registered Public Accounting Firm